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                                                                    EXHIBIT 99.2

                          SUPPLY AND SERVICES AGREEMENT


                  This Supply and Services Agreement (this "AGREEMENT") is entered into as of August 29, 2001, by and between SeraCare, Inc., a Delaware corporation ("SERACARE"), and SeraCare Life Sciences, Inc., a California corporation and wholly-owned subsidiary of SeraCare ("LIFE SCIENCES"). SeraCare and Life Sciences are sometimes referred to herein individually as a "PARTY" or collectively as the "PARTIES."

                                    RECITALS

                  WHEREAS, SeraCare has entered into an Agreement and Plan of Merger (the "MERGER AGREEMENT") with Instituto Grifols, S.A., a company organized under the laws of Spain ("GRIFOLS"), pursuant to which SeraCare will merge with and into SI Merger Corp., a Delaware corporation and wholly-owned subsidiary of Grifols (the "MERGER"), provided that all of the conditions precedent to the Merger set forth in the Merger Agreement have been satisfied;

                  WHEREAS, the parties have determined that it is appropriate and desirable to distribute to the holders of SeraCare's common stock, by means of a pro rata distribution immediately prior to the effective time of the Merger, all of the shares of Life Sciences common stock (the "DISTRIBUTION");

                  WHEREAS, the parties desire to set forth herein terms and conditions pursuant to which SeraCare agrees to supply, and Life Sciences agrees to purchase and accept, certain plasma products, and SeraCare agrees to perform certain plasmapheresis services on referred donors, and Life Sciences agrees to purchase and accept such referred donor plasma, following the Distribution.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, the parties, intending to be legally bound, hereby agree as follows:

         1.       PRODUCTS, SERVICES PRICES AND PAYMENT

                  1.1 Life Sciences agrees to purchase from SeraCare, and SeraCare agrees to sell to Life Sciences, plasma-related products (the "PRODUCTS") set forth on EXHIBIT A attached hereto at such prices as set forth on Exhibit A. Life Sciences and SeraCare represent and warrant that such prices were determined as a result of arms-length negotiation between the parties. The parties shall negotiate annually in good faith mutually acceptable price adjustments (increase or decrease) of the Products based on factors the parties deem relevant including the then prevailing market price for such products, regulatory issues and testing requirements. Such price adjustment shall be effective upon each anniversary of the initial, or any renewal term, of this Agreement, provided that in the event that there are changes in any legal or regulatory requirements that materially impact SeraCare's costs of the Product production, the parties shall, prior to such annual negotiations, negotiate in good faith price increases or decreases not to exceed the direct costs of such change in legal or regulatory requirements, provided further that in no event shall the price for the Products exceed the fair market value for the Products. If the



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parties are unable to reach agreement on an annual price adjustment as provided for herein, then the parties shall submit the matter to dispute resolution as provided for in Section 8.5.

                  1.2 Subject to Life Sciences' Standard Operating Procedures and any applicable requirements relating to a subject donor's medical condition, SeraCare agrees it shall (i) perform automated plasmapheresis bleedings on all donors referred by Life Sciences (the "PLASMAPHERESIS SERVICES"), and that Life Sciences shall have the right to receive all blood plasma collected by SeraCare which is derived from such referred donors (the "REFERRED DONOR PLASMA"), and
(ii) if and when SeraCare acquires an appropriately licensed and equipped center, draw blood on all donors referred by Life Sciences (the "BLOOD DRAWING SERVICES"), and that Life Sciences shall have the right to receive all whole blood, off the clot, serum, et. al. therefrom (the "REFERRED DONOR BLOOD," collectively, with the Referred Donor Plasma, the "REFERRED DONOR PRODUCTS.") SeraCare shall conduct viral marker testing and FDA required confirmatory testing on all Referred Donor Products (the "TESTING SERVICES"). The price, including softgoods, (but excluding donor fees which shall be payable by Life Sciences) for such Plasmapheresis Services, Blood Drawing Services, Testing Services and Referred Donor Products (collectively, the "REFERRED DONOR SERVICES") shall be as set forth on Exhibit A , as amended from time to time in accordance with this Agreement. Life Sciences and SeraCare represent and warrant that such prices were determined as a result of arms-length negotiation between the parties. The parties shall negotiate annually in good faith mutually acceptable price adjustments (increase or decrease) of the Referred Donor Services based on factors the parties deem relevant including the then prevailing market price for such products, regulatory issues and testing requirements. Such price adjustment shall be effective upon each anniversary date of the initial, or any renewal term, of this Agreement, provided that in the event that there are changes in any legal or regulatory requirements that materially impact SeraCare's costs of the Referred Donor Services, the parties shall, prior to such annual negotiations, negotiate in good faith price increases or decreases not to exceed the direct costs of such change in legal or regulatory requirements, provided further that in no event shall the price for the Referred Donor Services exceed the fair market value for the Referred Donor Services. If the parties are unable to reach agreement on an annual price adjustment as provided for herein, then the parties shall submit the matter to dispute resolution as provided for in Section 8.5.

                  1.3 Payment by Life Sciences for any Products will be made within thirty (30) days from date of delivery of such Products by SeraCare, and payment by Life Sciences for any Referred Donor Services will be made within thirty (30) days from the date of delivery of the Referred Donor Products by SeraCare.

                  1.4 All costs of shipment, freight, insurance and all government taxes and duties incurred in connection with shipment of the Products and the Referred Donor Products to Life Sciences or Life Sciences customers will be paid by Life Sciences.

                  1.5 Life Sciences agrees that it shall exclusively use the appropriately licensed Centers (as hereinafter defined) for donors in respect of Referred Donor Services for all donors who reside within reasonable proximity to an appropriately licensed Center.

         2.       DELIVERY, STORAGE AND HANDLING


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                  2.1 All Products and Referred Donor Products will be packed and shipped in accordance with SeraCare's established Standard Operating Procedures that significantly relate to the collection of blood plasma in effect as of the date hereof, as may be amended from time to time as provided for in
Section 3.1, and all applicable sections of the Code of Federal Regulations, including all applicable sections and regulations issued or promulgated by the United States Food and Drug Administration, as well as any other applicable federal, state, and local regulations concerning the collection, packaging, processing, storing or shipping of the Products. All shipments of the Products and Referred Donor Products will contain all duly and properly prepared documentation required by applicable laws or regulations.

                  2.2 Life Sciences shall deliver to SeraCare a purchase order with the specifications of each order of the Products.

                  2.3 Title and all risk of loss and damage regarding the Products and the Referred Donor Products shall pass to Life Sciences upon delivery to Life Sciences, except for Products or Referred Donor Products rejected pursuant to Section 3.3.

                  2.4 Life Sciences agrees that upon delivery of Products and Referred Donor Products to Life Sciences, Life Sciences shall handle, store and maintain all Products and Referred Donor Products in an appropriate environment in accordance with applicable law, industry standards and good manufacturing practices. If Life Sciences shall fail to handle, store and maintain any Products or Referred Donor Products in accordance with this Agreement, such Products or Referred Donor Products shall not be subject to rejection as provided below. Life Sciences shall indemnify SeraCare pursuant to Section 8.1 hereof in the event that any third-party claims arise because of any failure by Life Sciences to handle, store and maintain Products or Referred Donor Products in accordance with this Agreement.

         3.       PRODUCT QUALITY AND USE

                  3.1 All Products sold to Life Sciences hereunder shall conform to the quality and technical specifications set forth for such Products on EXHIBIT B attached hereto (the "MINIMUM SPECIFICATIONS"), provided that SeraCare may modify its Standard Operating Procedures (which are included in the Minimum Specifications) only if such modification (i) relates solely to a change required by law (based on the advice of nationally recognized healthcare regulatory counsel) and SeraCare notifies Life Sciences of such modification at least five business days prior to the effective date of such modification, (ii) does not significantly relate to the collection of blood plasma, or (iii) is not required by law (based on the advice of nationally recognized healthcare regulatory counsel) and SeraCare has obtained written consent of such change from Life Sciences. In addition, SeraCare agrees that the Products delivered to Life Sciences shall not be misbranded or adulterated within the meaning of the Federal Food, Drug and Cosmetic Act, and shall be in full compliance with the Biological Products Section of the Public Health Service Act, and applicable regulations, and shall be in full compliance with any applicable international, federal, state or local laws, ordinances or regulations in accordance with past practice. Subject to Section 8.14 hereof, in the event SeraCare ships to Life Sciences any Products which are not in compliance with such laws, regulations or the Minimum Specifications, then SeraCare will be liable to Life Sciences for damages arising out of relating



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to such non-compliant Products (including, without limitation, attorneys fees, arbitrators' fees, costs of experts and court costs).

                  3.2 All Referred Donor Services performed hereunder shall conform to the quality and technical specifications set forth for such Referred Donor Services on EXHIBIT C attached hereto (the "REFERRED DONOR MINIMUM SPECIFICATIONS"), provided that Life Sciences may modify the Minimum Specifications upon written notification to SeraCare with such modifications to be effective within five (5) business days of delivery of such notification. In addition, SeraCare agrees that the Referred Donor Products delivered to Life Sciences shall not be misbranded or adulterated within the meaning of the Federal Food, Drug and Cosmetic Act, and shall be in full compliance with the Biological Products Section of the Public Health Service Act, and applicable regulations, and shall be in full compliance with any applicable international, federal, state or local laws, ordinances or regulations in accordance with past practice. Subject to Section 8.14 hereof, in the event SeraCare ships to Life Sciences any Referred Donor Products which is not in compliance with such laws, regulations or the Referred Donor Minimum Specifications, then SeraCare will be liable to Life Sciences for damages arising out of relating to such non-compliant Referred Donor Products (including, without limitation, attorneys fees, arbitrators' fees, costs of experts and court costs).

                  3.3

                  (A) All Referred Donor Products furnished by SeraCare to Life Sciences hereunder which does not meet the Referred Donor Minimum Specifications, and all Products furnished by SeraCare to Life Sciences hereunder which do not meet the Minimum Specifications, or which are, in Life Sciences' reasonable judgment, otherwise defective shall be subject to rejection notwithstanding prior payment by Life Sciences, provided that any rejection of Referred Donor Products or Products, other than de minimis rejections, shall be accompanied by a written explanation from Life Sciences setting forth the basis or bases for such rejection. SeraCare acknowledges and agrees that Life Sciences may reject any Products that do not conform to the Minimum Specifications, or any Referred Donor Products that does not conform to the Referred Donor Minimum Specifications, at any time up to thirty (30) business days after delivery of such Products or Referred Donor Products to Life Sciences or Life Sciences customers, provided that any Products or Referred Donor Products not rejected during such period shall be deemed to be accepted by Life Sciences.

                  (B) Subject to Section 2.4 and 8.14 hereof, Life Sciences shall have no liability whatsoever with respect to such rejected Products or Referred Donor Products and SeraCare shall reimburse Life Sciences for any and all costs and expenses (including but not limited to shipment, freight, insurance and all government taxes and duties incurred during shipment, transportation, storage, handling and pooling costs) which are incurred by Life Sciences with respect to any such rejected Products or Referred Donor Products. SeraCare shall have the right to instruct Life Sciences to (i) return any rejected Products or Referred Donor Products to SeraCare (after receiving notification of such rejection) or (ii) destroy such rejected Products or Referred Donor Products in lieu of returning them to SeraCare, provided that Life Sciences shall use its best efforts to dispose of such rejected Products or Referred Donor Products in accordance with all applicable law and regulations. In the event SeraCare does not give instructions regarding the disposition of such rejected Products or Referred Donor Products


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within fifteen (15) business days after notice of rejection of the Products or Referred Donor Products by Life Sciences to SeraCare, Life Sciences shall have the right to destroy or otherwise dispose of all such rejected Products or Referred Donor Products at SeraCare's sole expense without any liability whatsoever to SeraCare and without obligation to compensate SeraCare for any part of such rejected Products or Referred Donor Products.

                  3.4 Subject to the terms and conditions contained herein, including without limitation the liability limitation in Section 8.14, in the event Life Sciences makes prior payment for Products or Referred Donor Products which are later rejected in accordance with this Agreement, the purchase price of such rejected Products or Referred Donor Products, and any other costs and expenses incurred by Life Sciences in connection with such rejected Products or Referred Donor Products, may be set off or deducted from any other payments due to SeraCare from Life Sciences. In addition, Life Sciences shall have the right, at its sole election, to demand reimbursement, in cash, for the purchase price and any other sums paid in connection with any such rejected Products or Referred Donor Services, subject to SeraCare's right to set off or deduct payments due from Life Sciences.

                  3.5 Life Sciences represents and warrants to SeraCare that the Products and the Referred Donor Products shall be manufactured and distributed solely for diagnostic purposes and not for human consumption or otherwise for injection into humans.

         4.       REGULATORY REQUIREMENTS

                  4.1 SeraCare represents and warrants that as of the date of this Agreement, each of the centers set forth on EXHIBIT D attached hereto, as amended from time to time in accordance herewith, (the "Centers" or individually a "Center") is Licensed as hereinafter defined. For purposes of this Agreement, a Center is Licensed when it has (i) a license issued by the United States Food and Drug Administration (the "FDA"); (ii) is Quality Plasma Program ("QPP") certified, and (iii) has all other material permits and licenses which are required by federal, state or local regulatory agencies in order for SeraCare to operate the Centers, except for the Centers located in Danville, Virginia and Providence, Rhode Island, for which SeraCare agrees to use its best efforts to obtain QPP certification. SeraCare agrees that all of the Products sold by SeraCare to Life Sciences hereunder will be collected only at the Centers, and all of the Referred Donor Services will be performed only at the Centers. SeraCare shall immediately notify Life Sciences if any Center is no longer Licensed, and the parties expressly agree that any Center that is no longer Licensed will be deleted from Exhibit D.

                  4.2 SeraCare agrees that it shall operate the Centers in material compliance with applicable federal, state and local laws, rules and regulations. SeraCare also agrees to be solely responsible for ensuring that its Centers materially comply with laws, rules and regulations pertaining to occupational safety and health, blood borne pathogens and good manufacturing practices.

                  4.3 If at any time during the term of this Agreement SeraCare receives written notice (a "Compliance Notice") from any federal, state or local governmental entity or agency that any Center is out of compliance in any material respect with applicable federal, state or local laws, rules or regulations, SeraCare agrees that it will inform Life Sciences within five (5)


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business days of its receipt of such written notification. For purposes hereof, a FDA Form 483 notice or similar inspection report shall be deemed to be a Compliance Notice. Within thirty (30) days after notifying Life Sciences of such non-compliance, SeraCare shall deliver written notice informing Life Sciences of its election either to (i) remove the non-compliant Center from Exhibit D, or
(ii) provide Life Sciences with a written proposal in which SeraCare sets forth the commercially reasonable efforts that it will use to, and projected timetable within which it will, bring the non-compliant Center into material compliance. If SeraCare elects to try to bring a non-compliant Center into material compliance and satisfies the concerns of the subject governmental entity or agency enumerated in the Compliance Notice, or, six months after responding to such Compliance Notice, SeraCare has received no further correspondence from the subject governmental entity in respect thereof, the Center which is the subject of such Compliance Notice shall be deemed to be in compliance with this Agreement and shall not be removed from Exhibit D. If SeraCare elects to try to bring a non-compliant Center in to material compliance but is unsuccessful, in the reasonable determination of Life Sciences, in bringing such center into material compliance herewith and with such Compliance Notice within thirty (30) days of the date of delivery of the written proposal referred to in clause (ii) of this Section 4.3, either party notify the other that it elects to remove the non-compliant Center from Exhibit D, and that Center's removal will be effective immediately upon delivery of that notice.

                  4.4 The parties further agree that Life Sciences has the right to inspect any Center on 24 hours' notice and at Life Sciences' sole expense during normal business hours to ensure material compliance with applicable regulations. Life Sciences agrees to conduct such inspection in a reasonable manner. If SeraCare receives from Life Sciences a notice of non-compliance resulting from the inspection, within thirty (30) days of receipt of such notice of such non-compliance, SeraCare shall deliver written notice informing Life Sciences of its election either to (i) remove the non-compliant Center from Exhibit D, or (ii) provide Life Sciences with a written proposal in which SeraCare sets forth the commercially reasonable efforts that it will use to, and projected timetable within which it will, bring the non-compliant Center into material compliance. If SeraCare elects to try to bring a non-compliant Center in to material compliance, and the relevant remediation efforts cause the Center to be able to produce Products or collect Referral Donor Products in accordance with the Minimum Specifications, or Referred Donor Minimum Specifications, as the case may be, and the Center is otherwise in compliance with all applicable laws and regulations, the Center which is the subject of the non-compliance shall be deemed to be in compliance with this Agreement and shall not be removed from Exhibit D. If SeraCare elects to try to bring a non-compliant Center into material compliance but is unsuccessful, in the reasonable determination of Life Sciences, within thirty (30) days from the date of delivery of the written proposal referred to in clause (ii) of this Section 4.4, either party notify the other that it elects to remove the non-compliant Center from Exhibit D, and that Center's removal will be effective immediately upon delivery of that notice.

         5.       ACCESS TO DONOR BASE

                  Subject to applicable laws and regulations regarding the confidentiality of donor information, SeraCare agrees that it shall grant Life Sciences continuing access during the term of this Agreement to its donor base of all donors who signed a consent form to allow donor history to be included in the database, (the "consented donor base") including donor history files. The parties acknowledge that as of the date of this Agreement to their knowledge and after


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reasonable investigation HIPAA does not apply to SeraCare and the donor information provided to Life Sciences pursuant to this Agreement. SeraCare shall provide Life Sciences such information in a reasonable format requested by Life Sciences within a reasonable time period, which in no event shall exceed five
(5) business days from the date of the request.

        6.        WARRANT

                  Immediately following the Distribution, Life Sciences shall grant Instituto Grifols, S.A., or its affiliate, a warrant, in accordance with the terms of the Warrant Agreement attached hereto as EXHIBIT E, to purchase up to ten (10) percent of the outstanding common stock of Life Sciences immediately following the Distribution, which, for purposes of example, if calculated as of the date hereof (assuming conversion of the warrants issued to by SeraCare to Nap & Co., Fuelship & Co., Northman & Co., and Hare & Co.) would be 1,388,962 shares of common stock of Life Sciences.

         7.       TERM AND TERMINATION

                  7.1 TERM. The term of this Agreement shall commence immediately following the Distribution and shall continue until January 24, 2006, unless earlier terminated or extended as provided herein. This Agreement shall automatically terminate and be of no further force and effect in the event the Merger Agreement is terminated.

                  7.2 TERMINATION.

                  (A) Upon the occurrence of any of the following events, Life Sciences shall be entitled to (a) receive immediate written notice of the occurrence of such event and (b) terminate this Agreement immediately by giving written notice of termination to SeraCare:

                      (1) In the event of insolvency of SeraCare or in the event that in involuntary or voluntary petition in bankruptcy is filed by, against or on behalf of SeraCare;

                      (2) In the event SeraCare makes a general assignment for the benefit of its creditors, or a receiver or trustee is appointed for its business or property;

                      (3) In the event three (3) or more Centers materially fail any inspection by Life Sciences, the FDA or any applicable federal, state or local government agency in any twelve month period, and the circumstances giving rise to such inspection is not cured as contemplated by Section 4; or

                      (4) In the event SeraCare fails to observe the terms of this Agreement and such failure shall continue to exist for thirty days after written notice of such failure has been given to SeraCare.

                  (B) Upon the occurrence of any of the following events, SeraCare shall be entitled to (a) receive immediate written notice of the occurrence of such event and (b) terminate this Agreement immediately by giving written notice of termination to Life Sciences:


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                      (1) In the event of insolvency of Life Sciences or in the
event that in involuntary or voluntary petition in bankruptcy is filed by, against or on behalf of Life Sciences;

                      (2) In the event Life Sciences makes a general assignment for the benefit of its creditors, or a receiver or trustee is appointed for its business or property; or

                      (3) In the event Life Sciences fails to observe the terms of this Agreement and such failure shall continue to exist for thirty days after written notice of such failure has been given to Life Sciences.

                  (C) Failure or delay by either party in terminating this Agreement following the occurrence of any event specified in Section 8.2 (A) or
(B) above or following any other breach of this Agreement shall not constitute a waiver of such party's right to terminate this Agreement.

                  (D) Subject to Section 8.14 hereof, no termination of this Agreement shall release or discharge either of the parties from any debt or liability which shall have been incurred or accrued prior to the date of termination.

                  7.3 RENEWAL. The first or any subsequent term of this Agreement shall automatically be extended for successive renewal terms of one year each in duration, on the otherwise same terms and conditions, unless either party provides written notice of intent not to extend to the other party on or at anytime before four months prior to the expiration of the then current term.

         8.       MISCELLANEOUS

                  8.1 INDEMNIFICATION. Subject to Section 8.14, each party hereto (the "Indemnifying Party") shall, to the extent of the Indemnifying Party's proportionate share of fault, if any, indemnify and hold harmless the other party and its officers, directors, employees, agents, representatives, contractors and subcontractors from and against any and all claims or causes of action brought by any third party or third parties arising out of any act or omission of the Indemnifying Party in connection with this Agreement.

                  8.2 INSURANCE. SeraCare agrees to carry at its sole cost and expense during the term of this Agreement and for a reasonable time thereafter, product and professional liability insurance consistent with prudent business practices in the industry with respect to the Products and Referred Donor Services in an amount not less than $300,000 per occurrence for product liability and not less than $500,000 per occurrence for professional liability. Life Sciences agrees to carry at its sole cost and expense during the term of this Agreement and for a reasonable time thereafter, product insurance consistent with prudent business practices in the industry for the Products or Referred Donor Products in an amount not less than $300,000 per occurrence for product liability. If SeraCare's product liability or professional liability insurance is claims-made (rather than occurrence) insurance, then, before this Agreement expires, SeraCare shall purchase tail insurance covering claims that arise after the Agreement expires.

                  8.3 CONFIDENTIALITY. The parties agree to maintain the confidentiality of the contents of this Agreement. Neither party will voluntarily disclose the contents of this


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Agreement unless such disclosure is pre-approved in writing by the other party, or such disclosure is required by law or governmental regulation.

                  8.4 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

                  8.5 DISPUTE RESOLUTION. Resolution of any and all disputes, claims and causes of action of any nature whatsoever (collectively, "DISPUTES"), arising from or relating to this Agreement, shall be exclusively governed by the provisions of this Section 8.5.

                  (a) NEGOTIATION. The parties shall make a good faith attempt to resolve any Dispute arising out of or relating to this Agreement through informal negotiation between appropriate representatives from each of SeraCare and Life Sciences. If at any time either party feels that such negotiations are not leading to a resolution of the Dispute, such party may send a notice to the other party describing the Dispute and requesting a meeting of the senior executives from each party. Within ten (10) Business Days after such notice is given, each party shall select appropriate senior executives of each party who shall have the authority to resolve the matter and shall meet to attempt in good faith to negotiate a resolution of the Dispute. During the course of negotiations under this Section 8.5(a), all reasonable requests made by one party to the other for information, including requests for copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating senior executives but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. In the event that any Dispute arising out of or related to this Agreement is not settled by the parties within thirty
(30) days after the first meeting of the negotiating senior executives, either party may submit the Dispute to arbitration pursuant to Section 8.5(b).

                  (b) ARBITRATION. All Disputes not resolved by good faith negotiations among the parties pursuant to Section 8.5(a) within the prescribed time period shall be submitted to, and determined by, arbitration. Such arbitration shall proceed in accordance with the then-current rules for arbitration established by the American Arbitration Association ("AAA"), unless the parties hereto mutually agree otherwise, and pursuant to the following procedures:

                      (i) The parties shall attempt in good faith to select from the AAA panel one (1) arbitrator mutually acceptable to both parties sitting in the state of New York. If the parties fail to agree upon an arbitrator within fifteen (15) calendar days, an arbitrator shall be selected by AAA in pursuant to the procedures set forth in AAA Rules. The parties agree that for disputes involving $1 million or more exclusive of claimed interest, arbitration fees and costs, the procedures for "large complex commercial disputes" of the AAA shall apply. In the event of a conflict, the provisions of this Agreement will control.

                  (ii) Reasonable discovery shall be allowed in arbitration.


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                  (iii) All proceedings before the arbitrator shall be held in
          New York, New York. governing law shall be that of California.

                  (iv) The award rendered by the arbitrator shall be final and binding, and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof.

                  (v) The award rendered by the arbitrator shall include (A) a provision that the prevailing party in such arbitration recover its costs relating to the arbitration and reasonable attorneys' fees from the other party, (B) the amount of such costs and fees, and (C) an order that the losing party pay the fees and expenses of the arbitrator.

                  (vi) The arbitrator shall by the agreement of the parties expressly be prohibited from awarding punitive damages in connection with any claim being resolved by arbitration hereunder.

                  (vii) All aspects of the arbitration shall be treated as confidential. Neither the parties nor the arbitrator may disclose to any third party the existence, content or results of the arbitration, except as necessary to enforce the award in court or to comply with legal or regulatory requirements.

                  8.6 GOVERNING LAW. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of California, excluding its conflict of law rules.

                  8.7 NOTICE. Any notice, demand, offer, request or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one (1) business day after being deposited with an overnight courier service, or (v) four (4) days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the attention of the party's Chief Executive Officer at the address of its principal executive office or such other address as a party may request by notifying the other party thereof in writing.

                  8.8 COUNTERPARTS. This Agreement, including other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

                  8.9 BINDING EFFECT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Except as herein specifically provided to the contrary, neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void; provided, however, either party (or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to an


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entity that succeeds to all or substantially all of the business or assets of such party to which this Agreement relates.

                  8.10 SEVERABILITY. The parties hereto have negotiated and prepared the terms of this Agreement in good faith with the intent that each and every one of the terms, covenants and conditions herein be binding upon and inure to the benefit of the respective parties. Accordingly, if any one or more of the terms, provisions, promises, covenants or conditions of this Agreement or the application thereof to any person or circumstance shall be adjudged to any extent illegal, invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction, then the parties agree to negotiate immediately in good faith to amend the Agreement to preserve to the maximum extent possible its original provisions. If the parties cannot agree on an amended agreement within 60 days after the court's ruling, this Agreement shall immediately terminate.

                  8.11 WAIVER OF BREACH. In order to enforce a waiver of any of this Agreement's provisions, the enforcing party must have an express, written waiver from the other party. The waiver by either party hereto of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision hereof.

                  8.12 AMENDMENT AND EXECUTION. This Agreement and amendments hereto shall be in writing and executed in multiple copies via facsimile or otherwise on behalf of SeraCare and Life Sciences by their respective duly authorized officers and representatives. Each multiple copy shall be deemed an original, but all multiple copies together shall constitute one and the same instrument.

                  8.13 AUTHORITY. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

                  8.14 Limitation of Liability.

                  (A) IN NO EVENT SHALL EITHER PARTY OR ITS SUBSIDIARIES BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

                  (B) IN NO EVENT SHALL SERACARE OR ITS SUBSIDIARIES BE LIABLE TO LIFE SCIENCES OR ITS SUBSIDIARIES FOR ANY DIRECT, SPECIAL,

CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) IN THE EVENT THAT THE PRODUCTS OR REFERRED DONOR PRODUCTS ARE MANUFACTURED FOR OTHER THAN DIAGNOSTIC PURPOSES, HUMAN CONSUMPTION OR INJECTION INTO HUMANS.

                  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.



SERACARE, INC.                                 SERACARE LIFE SCIENCES, INC.


By:    /s/ Barry Plost                         By:      /s/ Jerry Burdick
       ------------------------                         ------------------------
Name:  Barry Plost                             Name:    Jerry Burdick
Title: President and CEO                       Title:   Executive VP and CFO




                [SIGNATURE PAGE TO SUPPLY AND SERVICES AGREEMENT]

                            LIST OF OMITTED EXHIBITS


The following Exhibits to the Supply and Services Agreement have been omitted from this Exhibit and shall be furnished to the Commission upon request:

Exhibit         Document
-------         --------

D               Centers

E               Warrant Agreement

                                    EXHIBIT A

                                    PRODUCTS



------------------------------------- -----------------------------------
               PRODUCT                              PRICE
------------------------------------- -----------------------------------
------------------------------------- -----------------------------------
Reactive Units                        $50 per unit
------------------------------------- -----------------------------------
------------------------------------- -----------------------------------
Orphan Plasma                         $35 per liter
------------------------------------- -----------------------------------
------------------------------------- -----------------------------------
Male A/B Plasma                       $120 per liter
------------------------------------- -----------------------------------
------------------------------------- -----------------------------------
Antibody Positive Plasma              $120 per liter
------------------------------------- -----------------------------------
------------------------------------- -----------------------------------
Antibody Negative Plasma              $120 per liter
------------------------------------- -----------------------------------




------------------------------------- -----------------------------------
       REFERRED DONOR SERVICES                      PRICE
------------------------------------- -----------------------------------
------------------------------------- -----------------------------------
Referred Donor Plasma                 $200.00 per donor
------------------------------------- -----------------------------------
------------------------------------- -----------------------------------
Referred Donor Blood                  $35.00 per donor
------------------------------------- -----------------------------------

                                    EXHIBIT B

                             MINIMUM SPECIFICATIONS



1. The Products supplied to Life Sciences shall be collected and tested in accordance with FDA requirements and shall meet the minimum specifications as per FDA source plasma guidelines.

2.   The appearance of the Products shall be non-hemalized and non-lipemic.

3. SeraCare shall provide Life Sciences age, sex, race and data history of donors as reasonably requested and permitted by law.

4. All Products shall be from Qualified Donors, as defined by the American Blood Resources Association (ABRA) Quality Plasma Program.

5. SeraCare shall follow all SeraCare established Standard Operating Procedures in effect as of the date hereof, as may be amended from time to time in accordance with Section 3.1 of the Supply and Services Agreement.

                                    EXHIBIT C

                      REFERRED DONOR MINIMUM SPECIFICATIONS



1. The Products supplied to Life Sciences shall be collected and tested in accordance with FDA requirements and shall meet the minimum specifications as per FDA source plasma guidelines.

2.   The appearance of the Products shall be non-hemalized and non-lipemic.

3. SeraCare shall provide Life Sciences age, sex, race and data history of donors as reasonably requested and permitted by law.

4. SeraCare shall follow all Life Sciences established Standard Operating Procedures, which have been delivered to SeraCare as of the date hereof, and as may be amended from time in the sole discretion of Life Sciences.